     As filed with the Securities and Exchange Commission on January 31, 2002. Subject to amendment.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

IMPATH INC.
(Exact name of registrant as specified in its charter)

DELAWARE	13-3459685
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

521 West 57th Street
New York, New York 10019
(Address of principal executive offices; zip code)

IMPATH INC. 2001
EMPLOYEE STOCK PURCHASE PLAN
(Full titles of the plans)

Richard C. Rosenzweig, Esq.
General Counsel and Secretary
521 West 57th Street
New York, New York 10019
(212) 698-0300
(Name, address and telephone number,
including area code, of agent for service)

Copy to:
Michael E. Lubowitz
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153

Approximate date of proposed sale to the public:
As soon as practicable after the
Registration Statement becomes effective

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered(1)	Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee
Common Stock ($.005 par
value)	20,096	$ 29.10	(2)	$ 584,794	(2)	$ 54

Common Stock ($.005 par
value)	1,650,567	$ 32.25	(3)	$53,230,786	(3)	$4,897

Total				$53,815,580		$4,951

(1)	Plus such indeterminate number of shares of Common Stock of the Registrant as may be issued to prevent dilution resulting from stock dividends, stock splits or similar transactions in accordance with Rule 416 under the Securities Act of 1933. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2)	Represents the registration of 20,096 shares of Common Stock of the Registrant eligible for purchase upon the completion of the first Offering Period at a purchase price of $29.10 per share.

(3)	The Proposed Maximum Offering Price Per Share has been estimated in accordance with Rule 457(h) under the Securities Act of 1933 solely for the purpose of calculating the registration fee. The computation is based upon 85% (see explanation in following sentence) of the average of the high and low price of the Common Stock as reported on the Nasdaq National Market on January 28, 2002. Pursuant to the 2001 Employee Stock Purchase Plan, Common Stock issued thereunder will be sold at a per share price equal to 85% of the Fair Market Value of a share of Common Stock on the first business day of the Offering Period or the last business day of the Offering Period, whichever is lower (as such terms are defined in such plan).

2

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The Registrant hereby states that the following documents are incorporated by reference in this Registration Statement and made a part hereof:

     (a) The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2000.

     (b) The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001.

     (c) The Registrant’s Current Report on 8-K filed on October 23, 2001.

     (d) The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A, as amended filed with the Commission on February 10, 1998.

     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

     Generally, Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) permits a corporation to indemnify certain persons made a party to an action, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. To the extent that person has been successful in any such matter, that person shall be indemnified against expenses actually and reasonably incurred by him. In the case of an action by or in the right of the corporation, no indemnification may be made in respect of any matter as to which that person was adjudged liable unless and only to the extent that the Delaware Court of Chancery or the court in which the action was brought determines that despite the adjudication of liability that person is fairly and reasonably entitled to indemnity for proper expenses.

     Section 102(b)(7) of the DGCL enables a Delaware corporation to include a provision in its certificate of incorporation limiting a director’s liability to the corporation or its stockholders for monetary damages for breaches of fiduciary duty as a director. The Registrant has adopted a provision in its Restated Certificate of Incorporation that provides for such limitation to the full extent permitted under Delaware law.

     The Registrant’s Restated Certificate of Incorporation and Bylaws provide for indemnification of its directors and officers to the fullest extent permitted by law and further provide that the indemnification and advancement of expenses provided for therein shall not be deemed exclusive of any other rights to which those entitled to indemnification or advancement of expenses may be entitled under any by-law, agreement, contract or vote of stockholders or disinterested directors. The indemnification and advances of expenses provisions continue with respect to a person who has ceased to be a director, officer, employee or agent and inure to the benefit of the heirs, executors and administrators of such a person.

     The Registrant has entered into indemnification agreements with certain directors and executive officers of the Registrant. These agreements provide that the directors and executive officers will be indemnified to the fullest possible extent permitted by Delaware law against all expenses (including attorneys’ fees), judgments, fines, penalties, taxes and settlement amounts paid or incurred by them in any action or proceeding, including any action by or in the right of the Registrant or any of its subsidiaries or affiliates, on account of their service as directors, officers, employees, fiduciaries or agents of the Registrant or any of its subsidiaries or affiliates, and their service at the request of the Registrant or any of its subsidiaries or affiliates as directors, officers, employees, fiduciaries or agents of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

     The Registrant maintains liability insurance for its officers and directors, insuring them against certain losses arising from claims or charges made against them while acting in their capacities as officers or directors of the Registrant.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

     The Exhibits required to be filed as part of this Registration Statement are listed in the Index to Exhibits set forth below.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by the foregoing paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, of 1933 each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and State of New York on the 30th day of January 2002.

IMPATH INC. By: /s/ Anu D. Saad —————————————— Anu D. Saad, Ph.D. Chief Executive Officer

POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard P. Adelson and Richard C. Rosenzweig, or any of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing required and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their substitute or substitutes, could lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Anu D. Saad —————————————— Anu D. Saad, Ph.D.	Chief Executive Officer, Chairman of the Board and Director	January 30 , 2002

/s/ Richard P. Adelson —————————— Richard P. Adelson	President and Chief Operating Officer	January 30 , 2002

/s/ David J. Cammarata —————————— David J. Cammarata	Chief Financial Officer and Principal Accounting Officer	January 30, 2002

/s/ Robert E. Campbell —————————— Robert E. Campbell	Director	January 30, 2002

/s/ Richard J. Cote —————————— Richard J. Cote, M.D.	Director	January 30, 2002

/s/ George S. Frazza —————————— George S. Frazza	Director	January 30, 2002

/s/ David J. Galas —————————— David J. Galas, Ph.D.	Director	January 30, 2002

/s/ Joseph A. Mollica —————————— Joseph A. Mollica, Ph.D.	Director	January 30, 2002

/s/ Marcel Rozencweig —————————— Marcel Rozencweig, M.D.	Director	January 30, 2002

INDEX TO EXHIBITS

Number	Description of Exhibit
4(a)	Restated Certificate of Incorporation (Incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 (No. 33-98916) (the “S-1”))

4(b)	Form of Certificate of Amendment regarding authorization of additional preferred stock (Incorporated by reference to Exhibit 3.2 to the S-1).

4(c)	Form of Certificate of Amendment authorizing additional capital stock (Incorporated by reference to Exhibit 3.2.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2000)

4(d)	Bylaws (incorporated by reference to Exhibit 3.3 to the S-1)

5	Opinion of Weil, Gotshal & Manges LLP

23.1	Consent of KPMG LLP

23.2	Consent of Weil, Gotshal & Manges LLP (contained in Exhibit 5)

24	Power of Attorney (included as part of signature page to the Registration Statement and incorporated herein by reference)

99	IMPATH Inc. 2001 Employee Stock Purchase Plan